Exhibit 3.9

LIMITED-LIABILITY COMPANY OPERATING AGREEMENT

OF

CUMULUS BROADCASTING LLC

A NEVADA LIMITED-LIABILITY COMPANY

Dated as of

December 31, 2003

LIMITED-LIABILITY COMPANY OPERATING AGREEMENT

This Limited-Liability Company Operating Agreement (this “Agreement”), entered into as of December 31, 2003, is made by CUMULUS MEDIA INC., a Delaware corporation (“CMI”), being the sole member (the “Sole Member”) of Cumulus Broadcasting LLC, a Nevada limited-liability company (the “Company”).

WHEREAS, CMI has caused the Company to be organized and desires to enter into this Agreement to provide certain terms for the governance of the Company and the conduct of its business.

NOW, THEREFORE, it is agreed as follows:

ARTICLE I

DEFINITIONS

I.1 Definitions. The following terms shall have the following meanings for all purposes of this Agreement:

“Act” shall mean the Nevada Limited-Liability Company Act (Nevada Revised Statutes Annotated, Title 7, '' 86.011, et seq.) and any successor thereto, collectively and as from time to time amended and in effect.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or the ownership, directly or indirectly, of at least 50% of the voting securities of such Person.

“Agreement” shall mean this Limited-Liability Company Operating Agreement, as originally executed and as amended from time to time.

“Bankrupt Member” has the meaning specified in Section 7.7.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder. References to specific sections of the Code shall be deemed to include references to corresponding provisions of any successor thereto, collectively and as from time to time amended and in effect.

“Company” shall mean Cumulus Broadcasting LLC, a Nevada limited-liability company.

“Contractual Obligation” shall mean, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment or understanding, by which the Person is bound.

“Fiscal Year” shall have the meaning set forth in Section 8.1.

“CMI” shall mean Cumulus Media Inc., a Delaware corporation.

“Governmental Authority” means any court, government (federal, state, local or foreign), department, commission, board, agency, official or other regulatory, administrative, judicial or governmental authority.

“Indemnified Persons” shall have the meaning set forth in Section 4.5 hereof.

“Interest” shall mean each Member’s entire interest as a Member in the Company including any and all rights and benefits to which the Member may be entitled under this Agreement and the obligations of the Member under this Agreement.

“Legal Requirement” shall mean any federal, state, local or foreign law, statute, standard, ordinance, code, order, rule, regulation, resolution or promulgation, or any order, judgment, requirement or decree of or binding agreement with any Governmental Authority, or any applicable license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force and effect of law.

“Liquidating Agent” has the meaning specified in Section 7.3.1.

“Member” shall mean a member of the Company within the meaning of the Act, and its respective permitted successors in interest, or such other Persons that hereafter are admitted as a substitute or additional Member and are then the owner of an Interest; provided however, that no Person shall be deemed to be a Member prior to the effective date of such Person’s admission as a Member or after the earlier of the effective date of such Member’s bankruptcy (as events of bankruptcy are defined in Section 86.031 of the Act or any successor provision thereto) or dissolution or, with respect to any Member, any other event under the Act which terminates the continued membership of a member of a limited liability company.

“Membership Percentage” shall mean each Member’s percentage interest in the Company (expressed as a percentage of the whole), which initially shall be 100% for CMI.

“Person” shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

“Tax Matters Partner” has the meaning specified in Section 8.5.1.

“Transfer” shall mean any sale, assignment, pledge, hypothecation, encumbrance, disposition, transfer (including, without limitation, a transfer by will or intestate distribution), gift or attempt to create or grant a security interest in any Interest or any other interest therein or any portion thereof, whether voluntary or involuntary, by operation of law or otherwise; provided, however, that “Transfer” shall not include any of the foregoing in favor of JPMorgan Chase Bank, as Administrative Agent (including its successors), as collateral security under the Credit Agreement for Cumulus Media Inc. dated March 28, 2002, as amended and restated as of April 28, 2003.

I.2 Interpretation. Words of the masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders. Words importing the singular number shall include the plural number, and vice versa, unless the context shall otherwise indicate. References to Articles, Sections and other subdivisions of this Agreement and Schedules, Appendices and Exhibits to this Agreement are to the Articles, Sections and other subdivisions of, and the Schedules, Appendices and Exhibits to, this Agreement.

ARTICLE II

FORMATION OF THE COMPANY

II.1 Name and Formation. The name of the Company is “Cumulus Broadcasting LLC”. The Company is a limited-liability company organized under the Act. The Company was organized as part of the conversion of Cumulus Broadcasting, Inc., into the Company pursuant to the Nevada Mergers and Exchanges of Interest Act (the “Predecessor Company”). The Company shall have the liability for the obligations of the Predecessor Company to the extent set forth in the Plan of Merger attached to the Articles of Conversion filed in connection with such conversion and as provided by Nevada Law. The Sole Member hereby ratifies and confirms the filing of the Company’s Articles of Organization with the Secretary of State of the State of Nevada on December 31, 2003, pursuant to which the Company became duly authorized and formed under the Act. The Company is a separate legal entity. The Company and all Interests in the Company will be governed by this Agreement and, except as modified by this Agreement, by the Act.

II.2 Interests. The Company will have a single class of Members. The Interests of Members are personal property and a Member has no interest in specific property of the Company. The Interests will have the preferences, rights, limitations and restrictions as set forth in this Agreement and except for possible different percentages of ownership evidenced thereby all Interests will be of equal standing, and there will be no preferences, rights, limitations or restrictions among or between them. Interests in the Company shall be represented by units, which shall be evidenced by certificates, in a form approved by the Members, and shall be deemed a medium for investment and a “security” governed by Article 8 of the Uniform Commercial Code as such Article has been adopted in Nevada (as such term is defined in Section 9-102 of the Uniform Commercial Code).

II.3 Offices. The Company’s initial registered office shall be at the office of National Registered Agents, Inc. of NV at 1000 East William St., Suite 204, Carson City, Nevada, 89701. The Company may have such offices or places of business, either within or without the State of Nevada, as the Members may designate or as the business of the Company may from time to time require. The registered office and the registered agent may be changed from time to time by action of the Members and by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State of the State of Nevada pursuant to the Act.

II.4 Term of the Company. The Company’s existence shall commence on the date when the original Articles of Organization was filed with the Secretary of State of the State of Nevada and shall be perpetual.

II.5 Business Purpose. The Company is organized for any lawful purpose, except insurance.

II.6 Foreign Qualification; Fictitious Business Name Statement; Other Certificates. The officers of the Company promptly shall execute, deliver and file, where required, all certificates, consents to and appointments of agents for service of process, and other documents or instruments and perform such acts as may be necessary or appropriate to register the Company as a foreign limited liability company authorized to do business in such jurisdictions as the Members shall deem necessary or appropriate in connection with the business of the Company. The officers of the Company shall file, from time to time, such fictitious or trade name statements or certificates in such jurisdictions and offices as the Company considers necessary or appropriate. The officers of the Company also shall file, from time to time, such certificates of amendment, certificates of cancellation, or other certificates as the Members deem necessary under the Act or under the laws of any jurisdiction in which the Company is doing business to establish and continue the Company as a limited liability company or to protect the limited liability of the Members.

ARTICLE III

ORIGINAL MEMBERS CAPITAL CONTRIBUTIONS;

CAPITAL ACCOUNTS

III.1 Capital Contributions. CMI was deemed admitted as the member of the Company as of the effective date of this Agreement. CMI shall have the sole capital account of the Company effective as of the date of this Agreement.

III.2 Partnership Classification for Tax Purposes. Each Member recognizes and intends that for federal income tax purposes the Company will be classified as a partnership and that the Tax Matters Partner shall make any election by the Company necessary for such treatment.

ARTICLE IV

MANAGEMENT

IV.1 Management by Managers.

(a) Board of Managers. The business and affairs of the Company shall be managed by or under the direction of a board of one or more Managers designated by the Members (the “Board”). The Members in their sole and absolute discretion may determine at any time the number of Managers to constitute the Board. The authorized number of Managers may be increased or decreased by the Members at any time in their sole and absolute discretion. The initial number of Managers shall be one. Each Manager shall hold office until a successor is designated by the Members or until such Manager’s earlier death, resignation or removal. Managers need not be Members. The initial Manager of the Company designated by the Members is: Lewis W. Dickey, Jr.

(b) Powers; Duties. The Board of Managers shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein. The Board of Managers has the authority to bind the Company. The Managers shall have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Nevada.

(c) Meeting of the Board of Managers. The Board of Managers of the Company may hold meetings, both regular and special, within or outside the State of Nevada. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the President on not less than one day’s notice to each Manager by telephone, facsimile, mail, telegram or any other means of communication, and special meetings shall be called by the President or Secretary in like manner and with like notice upon the written request of any Manager.

(d) Quorum; Acts of the Board. At all meetings of the Board, a majority of the Managers shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all members of the Board consent thereto in writing.

(e) Electronic Communications. Managers may participate in meetings of the Board by means of telephone conference or similar communications equipment that allows all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

(f) Compensation of Managers; Expenses. The Board shall have the authority to fix the compensation of the Managers. No such payment shall preclude any Manager from serving the Company in any other capacity and receiving compensation therefor.

(g) Removal of Managers. Unless otherwise restricted by law, any Manager may be removed, with or without cause, by the Members, and, any vacancy caused by any such removal may be filled by action of the Members.

(h) Managers as Agents. To the extent of their powers set forth in this Agreement, the Managers are agents of the Company for the purpose of the Company’s business, and the actions of the Managers taken in accordance with such powers set forth in this Agreement shall bind the Company.

IV.2 Officers and Other Employees.

IV.2.1 Generally. The officers of the Company shall be designated from time to time by the Board of Managers, and such officers shall have such duties as the Board of Managers may designate. Such officer may hold such additional titles and designations as the Board may establish from time to time. Any number of offices may be held by the same Person. Initially such officers shall include: Lewis W. Dickey, Jr. as Chairman, President and Chief Executive Officer, John G. Pinch as Executive Vice President and Chief Operating Officer, Martin G. Gausvik as Executive Vice President, Chief Financial Officer and Treasurer, John W. Dickey as Executive Vice President and Richard S. Denning as Vice President, General Counsel and Corporate Secretary.

IV.2.2 Compensation. Unless otherwise agreed, the Board of Managers shall fix the compensation of all officers of the Company.

IV.2.3 Succession. The officers of the Company shall hold office until their successors are elected and qualified unless the Board of Managers specifies otherwise. Any officer elected or appointed by the Board of Managers may be removed at any time by the affirmative vote of a majority of the Board of Managers and any vacancy occurring in any office of the Company may be filled by the Board of Managers.

IV.2.4 Authority and Duties.

(a) Each officer or employee of the Company, when acting solely with respect to such position and not with respect to any other capacity or position such Person may have as a representative of a Member, shall owe to the Company, but not to any Member, all such duties (fiduciary or otherwise) as are imposed upon such an officer or employee of a Delaware corporation. Without limitation of the foregoing, each officer and employee in any dealings with a Member or any of its Affiliates shall have a duty to act in good faith and to deal fairly. Notwithstanding the foregoing, each officer or employee of the Company may also serve as an officer, director or employee of a Member or any Affiliate thereof; provided, however, that each such officer or employee shall devote such time to the Company as is necessary to discharge such officer’s or employee’s obligations to the Company.

(b) Each of the officers of the Company shall have such authority and shall perform such duties as are stated in this Agreement, or as may otherwise be specified by an action of the Board of Managers in a resolution which is not inconsistent with this Agreement. In furtherance of the foregoing the officers set forth below shall have the authority and duties specified below.

(i) President. The President shall be responsible for the active management and direction of the business and affairs of the Company and general supervision over its officers. The President shall have and is hereby given, full power and authority, except as otherwise required by law or directed by the Board of Managers, (a) to execute, on behalf of the Company, all duly authorized Contractual Obligations of the Company, applications, consents, proxies and other powers of attorney, and other documents and instruments, and (b) to vote and otherwise act on behalf of the Company, in accordance with the Board of

Managers’ directions, in person or by proxy, at any meeting of securityholders (or with respect to any action of such securityholders) of any other corporation in which the Company may hold securities and otherwise to exercise any and all rights and powers which the Company may possess by reason of its ownership of securities of such other corporation. In addition, the President may delegate to other officers, employees and agents of the Company the power and authority to take any action which the President is authorized to take under this Section 4.2, with such limitations as the President may specify; such authority so delegated by the President shall not be re-delegated by the person to whom such execution authority has been delegated.

(ii) Vice President. Each Vice President, however titled, shall perform such duties and services and shall have such authority and responsibilities as shall be assigned to or required from time to time by the Board of Managers or the President.

(iii) Secretary and Assistant Secretaries. The Secretary shall attend all meetings of the Board of Managers and record all proceedings of the meetings of the Board of Managers when requested by the Board of Managers or the President. The Secretary shall give, or cause to be given, notice of all meetings of the Board of Managers. The Secretary shall perform such duties as may be prescribed by the Board of Managers or the President. The Secretary shall keep and account for all books, documents, papers and records of the Company except those for which some other officer or agent has been designated or is otherwise properly accountable. Assistant Secretaries, in the order of their seniority, shall assist the Secretary and, if the Secretary is unavailable or fails to act, perform the duties and exercise the authorities of the Secretary.

(iv) Treasurer and Assistant Treasurers. The Treasurer shall have the custody of the funds and securities belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Treasurer with the prior approval of the Board of Managers. The Treasurer shall disburse the funds and pledge the credit of the Company as may be directed by the Board of Managers and shall render to the Board of Managers and the President and Chief Executive Officer, as and when required by them, or any of them, an account of all transactions by the Treasurer. Assistant Treasurers, in the order of their seniority, shall assist the Treasurer and, if the Treasurer is unable or fails to act, perform the duties and exercise the powers of the Treasurer.

IV.3 Specific Authority of the Officers. The authority of the officers to conduct the day-to-day business and affairs of the Company will at all times be subject to the authorization granted by the Members under this Agreement.

IV.4 Power of Attorney.

(a) Each Member by its signature below irrevocably makes, constitutes and appoints the President and all Vice Presidents of the Company, and each of them, his or its true and lawful attorney in his or its name, place and stead, with the power from time to time to substitute or resubstitute one or more others as such attorney, and to make, execute, swear to, acknowledge, verify, deliver, file, record and publish any and all documents, certificates or other instruments which may be required or deemed desirable by the Members to (a) effectuate the provisions of any part of this Agreement or any amendments to this Agreement, (b) enable the Company to conduct its business or (c) comply with any applicable Legal Requirement in connection with the Company’s conduct of its business.

(b) It is expressly intended by each Member that the foregoing power of attorney is a special power of attorney coupled with an interest in favor of each of those appointed as attorney-in-fact on his or its behalf, and as such shall be irrevocable and shall survive such Member’s merger, dissolution, other termination of existence or bankruptcy.

(c) Each Member will promptly execute such instruments as the President of the Company determines to be appropriate to evidence the authority of the officers of the Company to consummate any transaction permitted by, and authorized in accordance with, this Agreement.

4.4 Limited Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Members nor any Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or manager of the Company.

4.5 Indemnity of the Members and Managers.

(a) To the full extent permitted by the Act, the Company, to the extent of its assets legally available for that purpose, will indemnify, defend and hold harmless the Members, Managers, and any member, partner, shareholder, director, officer, agent, Affiliate and professional or other advisor of any of them (collectively, the “Indemnified Persons”) from and against any and all loss, cost, damage, expense (including without limitation fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or liability by reason of anything any Indemnified Person does or refrains from doing for, or in connection with the business or affairs of, the Company, except to the extent that it is finally judicially determined that such indemnified losses arise out of or were related to actions of such Indemnified Person constituting (a) bad faith, fraud, violation of Legal Requirements or intentional misconduct or (b) breach of this Agreement. The Company may pay in advance or reimburse reasonable expenses incurred by the Indemnified Person, including advancing reasonable costs of defense, who is or is threatened to be named or made a defendant or a respondent in a proceeding concerning the business and affairs of the Company.

(b) To the extent future enactments or judicial decisions permit an expansion of the rights of indemnification afforded to the Members or Managers by the Company pursuant to this Section 4.5, then it is the Members’ express intention and agreement that this Section 4.5 immediately and automatically will be amended so as to permit and authorize the indemnification of the Members and Managers by the Company to the maximum extent permitted by law. The officers of the Company and any Member or Manager, are authorized and empowered to execute, on behalf of all Members, such amendments to this Agreement as may be appropriate to give further effect to this Section 4.5.

4.6 Limitations on Indemnity. The Company, with the approval of all the Members, may indemnify any of the Indemnified Persons for any loss, cost, damage, expense or liability for which the Indemnified Persons would not be entitled to mandatory indemnification under Section 4.5. An Indemnified Person may waive the benefits of indemnification under Section 4.5, but only by an instrument in writing executed by such Indemnified Person.

The rights to indemnification under Section 4.5 are not exclusive of other rights which any Indemnified Person may otherwise have at law or in equity, including without limitation common law rights to indemnification or contribution. Nothing in this Section 4.6 will affect the rights or obligations of any Indemnified Person (or the limitations on those rights or obligations) under any other agreement or instrument to which that Indemnified Person is a party.

ARTICLE V

DIVISION OF PROFITS AND LOSSES

Each of the Members will own a Membership Interest in the Company. All profits and losses of the Company will be shared by each of the Members according to the percentage of interest each Member owns. A separate capital account will be maintained for each Member. No Member may make any withdrawals from capital without prior approval of the Company. If the capital account of the Member becomes impaired, such Member’s share of subsequent Company profits will be first credited to his capital account until that account has been restored.

ARTICLE VI

TRANSFER OF INTERESTS; WITHDRAWAL OF MEMBERS; PURCHASE OPTION

VI.1 Scope of this Agreement.

(a) The restrictions set forth in this Article VI shall apply to all Interests now owned or hereafter acquired by the Members, whether or not issued at the date of this Agreement, and no Transfer of any Interest shall take place except as provided in this Article VI.

VI.2 Conditions to Transfers.

(a) Any Transfer must receive the unanimous written consent of the Members, which consent may be withheld in their sole discretion, and must be effected with documentation approved in form and substance by the remaining Member. Such documentation shall include an agreement by the transferee to be bound by all of the terms and provisions of this Agreement including, without limitation, an acknowledgment and agreement that the Interest therein transferred shall be subject to the restrictions set forth in this Article VI.

VI.3 Records of the Company; Void Transfers. The Company agrees that it will record the Transfer of Interests on its books only in accordance with the terms and conditions of this Agreement. Any purported Transfer of an Interest by a Member that is not in compliance with the terms and conditions of this Agreement will be null and void, and the Transferee under any such purported Transfer will acquire no title or ownership thereby.

VI.4 Withdrawal. Except as otherwise provided in this Article VI, no Member may resign from the Company or effect a partial or complete withdrawal from the Company or effect a voluntary dissolution or voluntary bankruptcy without first obtaining the written consent of the other Members.

ARTICLE VII

DISSOLUTION AND LIQUIDATION; APPOINTMENT OF NEW MEMBERS

VII.1 Dissolution. The Company will be dissolved upon the first to occur of the following events:

(a) the unanimous written agreement of all of the Members to dissolve the Company;

(b) the sale of all or substantially all the assets of the Company; and

(c) the entry of a decree of judicial dissolution under Section 86.495 of the Act.

VII.2 Certificate of Cancellation. In accordance with the Act, as soon as practicable upon the dissolution of the Company and the completion of the liquidation of the Company, the Members will cause to be executed and filed the Articles of Dissolution of the Company in such form as is prescribed by the Secretary of State of Nevada.

VII.3 Procedures.

VII.3.1 Liquidation of Assets. Upon dissolution, an accounting shall be made by the Company’s independent accountants of the accounts of the Company and of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of the dissolution. A Person designated by the Members by unanimous consent or the Person required by law to wind up the Company’s affairs (the Members or such other Person being referred to herein as the “Liquidating Agent”) shall immediately proceed to wind up the affairs of the Company. The Members will continue to share profits and losses during the period of liquidation in accordance with Article V.

VII.3.2 Distribution of Assets. Following the payment of, or provision for, all debts and liabilities (including liabilities to Members who are also creditors, to the extent otherwise permitted by law, other than liabilities to Members for distributions and the return of capital) of the Company and all expenses of liquidation, and subject to the right of the Liquidating Agent to set up such cash reserves as the Liquidating Agent may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, the proceeds of the liquidation and any other funds (or other remaining assets) of the Company will be distributed in cash to the Members in accordance with their positive capital accounts, after reflecting final allocations, pursuant to Article V.

VII.3.3 No Recourse to Assets of Members. Each Member will look solely to the assets of the Company for all distributions with respect to the Company and such Member’s capital contributions thereto and share of profits or losses thereof, and will have no recourse therefore (upon dissolution of the Company or otherwise) against any other Member.

VII.4 Termination of the Company. Upon the completion of the liquidation of the Company and the distribution of all Company funds and other assets, the Company shall be deemed to be terminated and the Liquidating Agent will have the authority to take or cause to be taken such actions as are necessary or reasonable in order to obtain a certificate of cancellation of the Company as well as any and all other documents required by the Act or any other applicable law to effectuate the dissolution and termination of the Company.

VII.5 Election to Continue the Company. Notwithstanding any other provision of this Article VII, upon an event of dissolution described in Section 7.1(a), the Company shall be dissolved and wound-up and liquidated pursuant to this Article VII, unless the Members elect, by unanimous vote, within ninety (90) days after such event, to continue the business of the Company. Upon the election by the Members to continue the business of the Company, the continuing limited-liability company shall continue to be subject to the terms of this Agreement.

VII.6 Bankruptcy. In addition to any dissolution of the Company which would occur under Section 7.1(a), in the event that a Member shall become insolvent or shall have part of all of its property seized or subjected to any attachment that could reasonably be expected materially and adversely to affect its performance under this Agreement (the “Bankrupt Member”), a Member other than the Bankrupt Member, upon written notice to the Bankrupt Member, shall have the right to terminate this Agreement and to take such actions as are necessary to liquidate the assets of the Company and dissolve the Company as promptly as practicable.

ARTICLE VIII

FISCAL AND TAX MATTERS

VIII.1 Fiscal Year. The fiscal year of the Company will begin on the first day of January and end on the last day of December of each year, unless otherwise agreed to by the unanimous consent of all Members.

VIII.2 Deposits. All funds of the Company will be deposited from time to time to the credit of the Company in such banks, trust companies or other depositories as the Members may collectively select.

VIII.3 Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, and all notes or other evidences of indebtedness issued in the name of the Company will be signed by such officers agreed upon by the Members.

VIII.4 Books and Records. The Company will keep or cause to be kept accurate and complete minutes and records of the meetings of the Members and books and records of account of the Company, which will be kept at the principal place of business of the Company or at such other places, within or without the State of Nevada, as the Members from time to time determine.

VIII.4.1 Right of Inspection. Any Member of the Company will have the right to examine at any reasonable time or times for any purpose, the minutes and records of the meetings of the Members and the books and records of account of the Company, and to make copies thereof. Upon the written request of any Member of the Company, the Company will cause to be mailed to such Member the most recent financial statements of the Company, showing in reasonable detail its assets and liabilities and the results of its operations. Such inspection may be made by any agent or duly appointed attorney of the Member making such request.

VIII.4.2 Financial Records. All books and records of account of the Company will be maintained and reported based upon generally accepted accounting principles in such form and in accordance with such procedures as agreed upon from time to time by the Members.

VIII.5 Tax Matters.

VIII.5.1 “Tax Matters Partner”. CMI will be the “Tax Matters Partner” (as defined in Section 6231 of the Code) until such time as a new Tax Matters Partner may be designated by the Members. The Tax Matters Partner is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith.

VIII.5.2 Cooperation. Each Member agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably requested by the Tax Matters Partner with respect to the conduct of such proceedings.

VIII.5.3 Filings. The Tax Matters Partner will arrange for the preparation and timely filing of all returns required to be filed by the Company and the distribution of Form K-1 or other similar forms to all Members.

ARTICLE IX

MISCELLANEOUS

IX.1 Notices.

All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Notices”) will be in writing and will be given by (a) personal delivery, (b) facsimile transmission, or (c) delivery to Federal Express or another nationally recognized overnight courier service, fees prepaid, addressed as follows:

If to CMI, to:

Cumulus Media Inc.

3535 Piedmont Road

Building 14, Suite 1400

Atlanta, Georgia 30305

Attention:  Lewis W. Dickey, Jr.

Facsimile:  (404) 949-0740

Any party hereto may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section 9.1. A Notice sent in compliance with the provisions of this Section 9.1 will be deemed given on the date delivered personally or sent by facsimile or, if sent by courier, on the next business day following delivery to the courier service.

Whenever any Notice is required to be given by any Legal Requirement or this Agreement, a waiver thereof in writing, signed by the Person entitled to such Notice, whether before or after the time of the event for which Notice is to be given, shall be deemed equivalent to such Notice. Attendance of a Member at a meeting shall constitute a waiver of Notice of such meeting, except when such Member attends such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any Company business because the meeting has not been properly called or convened and does not further participate in the business of the meeting.

IX.2 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of parties hereto and their respective permitted successors and assigns. Neither this Agreement nor any right hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto.

IX.3 Extension Not a Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to any party hereto will impair or affect the right of such party thereafter to exercise the same. Any extension of time or other indulgence granted to any party hereunder will not otherwise alter or affect any power, remedy or right of any other party hereto, or the obligations of the party to whom such extension or indulgence is granted.

IX.4 Entire Agreement. This Agreement sets forth the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative thereto which are not contained herein or therein are terminated. Amendments, variations, modifications or changes herein may be made effective and binding upon the parties hereto by, and only by, a written agreement duly executed by each Member, and any alleged amendment, variation, modification or change herein which is not so documented will not be effective as to any party hereto.

IX.5 Interpretation. Whenever reference is made in this Agreement to the Company doing or not doing an action, such reference shall imply on the Members an obligation to cause the Company to do or refrain from doing such action.

IX.6 Governing Law. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Nevada, and without reference to its principles of conflicts of law.

IX.7 Termination. Upon dissolution of the Company or other termination of this Agreement, this Agreement shall terminate without any liability on the part of either party.

IX.8 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

IX.9 Waivers. The failure at any time of any Member to require performance by any other Member of any responsibility or obligation provided for in Agreement shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either Member or the Company of a breach of any provision of this Agreement by the other Member or the Company constitute a waiver of any succeeding breach of the same or any other obligation itself.

IX.10 Headings. The headings of all Articles and Sections contained in this Agreement are for convenience of reference only and do not form a part of this Agreement and shall not in any way affect the interpretation hereof.

IX.11 Payment Terms. All Members shall make any payments to other Members required hereunder net fifteen (15) days from the due date or date of the invoice in respect of such payments.

IX.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute but one and the same agreement.

IN WITNESS WHEREOF, the undersigned being all of the Members, have executed this Agreement as of the date and year first above written.

CUMULUS MEDIA INC.

By:	/s/ Richard S. Denning
Name: Richard S. Denning
Title: Vice President, General Counsel & Secretary